Exhibit 99.1

NEWS RELEASE

14 Lafayette Square, Suite 1405 • Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Corporation Announces Shareholder Election Results for Fourth Quarter 2024 Stock and Cash Dividend

BUFFALO, NY, January 13, 2025 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or the “Company”), a business development company providing alternative financing for lower middle market companies, announced today the results of shareholder elections for the fourth quarter 2024 dividend of $4.20 per share, or approximately $10.8 million in the aggregate, declared on December 5, 2024.

The total amount of the dividend to be paid in cash is limited to 20% of the aggregate amount, or approximately $2.2 million, excluding any cash paid for fractional shares. The remaining approximately $8.7 million will be paid in shares of Rand’s common stock using the volume-weighted average price for Rand’s common stock for the three trading days that ended December 13, 2024, which was $22.30. As a result, total shares to be distributed will be approximately 389 thousand. Total shares outstanding following the distribution will be approximately 2.97 million.

Approximately 98% of the shares outstanding elected to receive the dividend in cash and 2% elected to receive stock. Because of the cash limitation, shareholders that elected to receive cash will receive a pro-rated distribution of approximately 20.4% cash and 79.6% stock.

The cash and stock representing the dividend will be distributed on or about January 24, 2025.

ABOUT RAND CAPITAL CORPORATION

Rand Capital Corporation (Nasdaq: RAND) is an externally managed business development company (BDC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand primarily invests in businesses that have sustainable, differentiated and market-proven products, revenue of more than $10 million and EBITDA in excess of $1.5 million. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management, LLC. Additional information can be found at the Company’s website where it regularly posts information: randcapital.com.

Contacts:

Company:	Investors:
Daniel P. Penberthy	Deborah K. Pawlowski / Craig P. Mychajluk
President and CEO	Alliance Advisors IR
716-853-0802	716-843-3908 / 716-843-3832
dpenberthy@randcapital.com	dpawlowski@allianceadvisors.com cmychajluk@allianceadvisors.com